Filed pursuant to Rule 424(b)(3)
Registration No. 333-259975

24,142,065 Shares
CLASS A COMMON STOCK

The selling stockholders named in this prospectus, or the selling stockholders, are offering 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market, or Nasdaq, under the symbol “XM.” On October 8, 2021, the last reported sale price of our Class A common stock on Nasdaq was $43.04 per share. We are registering the resale of the shares of Class A common stock hereunder pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.

The selling stockholders may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 14 of this prospectus. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the shares will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission.

SAP America, Inc., or SAP America, a wholly owned subsidiary of SAP SE, together with its consolidated subsidiaries other than us, SAP, is our controlling stockholder. We have two classes of common stock outstanding: Class A common stock and Class B common stock. SAP America controls approximately 97.3% of the combined voting power of our outstanding shares of Class A and Class B common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.
Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state regulators has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 12, 2021

TABLE OF CONTENTS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information.” You should carefully read this prospectus, as well as additional information described under
“Incorporation by Reference,” before deciding to invest in shares of our Class A common stock.

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling stockholders take responsibility for, nor can we provide assurance as to, the reliability of any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus and in documents incorporated by reference and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus, including our consolidated financial statements and the related notes that are incorporated by reference in this prospectus. You should also carefully read the information set forth under the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus and in the documents incorporated by reference herein. Unless the context otherwise requires, we use the terms “Qualtrics,” “company,” “our,” “us,” and “we” in this prospectus to refer to Qualtrics International Inc. and its consolidated subsidiaries. Our fiscal year ends December 31.
OUR COMPANY
We created the first experience management platform to manage customer, employee, product, and brand experiences. Our platform serves as a business operating system for Experience Management. The Qualtrics Experience Management Platform, or Qualtrics XM, is a system of action that helps companies design and improve the experiences they provide to their many constituents across these four core experiences.

We generate revenue by selling subscriptions to our XM Platform and integrated solutions, as well as professional services. Over 99% of our contracts have a subscription period of one year or longer, and we primarily bill annually in advance. Subscription revenue comprised 82% and 80% of our total revenue for the three and six months ended June 30, 2021, respectively. We have a diversified customer base consisting of organizations of various sizes across virtually all industries. Our largest customer accounted for less than 2% of revenue during the three and six months ended June 30, 2021, and our largest industries by annual recurring revenue, or ARR, as of June 30, 2021 were financial services, professional and business services, education, technology, government, and healthcare. ARR is calculated by annualizing subscription revenue in the last month of a period.

We price and package our software subscriptions solutions based on the capacity, use case, and functionality needs of our customers. This pricing and packaging includes volume of expected responses, number of users accessing our platform, number of employees, and level of functionality provided, such as dashboards, iQ functionality, and integrations. We have also recently begun to offer use case pricing that simplifies pricing for customers seeking to address specific needs. Our customers often expand their subscriptions as they increase volume of responses, add solutions and integrations, grow users and employees, and increase features and workflows within each solution.

Our professional services consist primarily of research services, through our DesignXM offering, which allows customers to gain market intelligence by procuring a curated group of respondents and returning actionable results while conforming to best-practice design and methodology, as well as implementations, configurations, and integration and engineering services to help customers deploy our XM Platform. Other professional services revenue consists of consulting and training fees.

Acquisition of Clarabridge

On October 1, 2021, we closed on the acquisition of Clarabridge, Inc., or Clarabridge, a customer experience management software company headquartered in Reston, Virginia, referred to as the Acquisition, pursuant to an Agreement and Plan of Reorganization and Merger, or the Merger Agreement, dated July 29, 2021, as amended. Upon the consummation of the transactions contemplated by the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of approximately $1.125 billion, subject to certain adjustments, in the form of shares of our Class A common stock and cash, as provided by the Merger Agreement. We issued a total of 25,038,955 shares, referred to as the Acquisition Shares, of Class A common stock in connection with the Acquisition to certain qualifying Clarabridge stockholders. Certain of the Acquisition Shares are subject to holdbacks, as provided for in the Merger Agreement. Pursuant to the terms of the

Merger Agreement, we agreed to register certain of the Acquisition Shares for resale on a registration statement within fifteen days from closing of the Acquisition and maintain effectiveness for 12 months from closing, or such earlier time as all of such Acquisition Shares have been sold or are no longer outstanding. Pursuant to joinder and lockup agreements signed by Clarabridge’s stockholders, they agree to only sell up to one-third of their shares when the registration statement is declared effective, up to an additional one-third 30 calendar days after the registration statement is declared effective, and the final one-third 60 calendar days after the registration statement is declared effective, all subject to adjustment for certain blackout periods that may occur under the Merger Agreement.

Our Relationship with SAP
SAP holds all of our Class B common stock, representing approximately 78.2% of our outstanding common stock and 97.3% of the combined voting power of our outstanding common stock. For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders. As a result, SAP’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor.
Corporate Information
We were formed in 2002 as Qualtrics Labs, Inc. In 2012, Qualtrics, LLC, a Delaware limited liability company, was established as a new parent company for our operating business. In September 2014, we incorporated Qualtrics International Inc. in Delaware. Through a corporate restructuring in September 2014, Qualtrics, LLC became a wholly owned subsidiary of Qualtrics International Inc. In January 2019, we were acquired by SAP America, Inc., a wholly owned subsidiary of SAP, a multinational corporation that is headquartered in Walldorf, Germany. In January 2021, we completed the initial public offering of our common stock, or the IPO. Our Class A common stock trades on the Nasdaq under the symbol “XM.” Following the IPO, SAP continues to be our controlling shareholder. Our principal executive offices are located at 333 West River Park Drive, Provo, Utah 84604, and our telephone number is 385-203-4999. Our website address is www.qualtrics.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.
“Qualtrics” and our other registered or common law trade names, trademarks, or service marks appearing in this prospectus and the documents incorporated by reference herein are our property. Other trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer”, as defined in the rules under the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING

Class A common stock offered by the selling stockholders	24,142,065 shares
Use of proceeds	We will not receive any of the proceeds from the Class A common stock sold by the selling stockholders. See “Use of Proceeds.”
Voting rights
We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors.
Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
See “Selling Stockholder” and “Description of Capital Stock” for additional information.

Controlled company
We are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Upon completion of this offering, SAP will hold approximately 78.2% of our total outstanding shares of common stock and 97.3% of the combined voting power of our outstanding common stock.

Risk Factors
Investing in our stock involves a high degree of risk. You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Nasdaq trading symbol	“XM”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to be profitable;
•our ability to grow at or near historical growth rates;
•anticipated technology trends, such as the use of and demand for experience management software;
•our ability to attract and retain customers to use our products;
•our ability to respond to and overcome challenges brought by the COVID-19 pandemic;
•our ability to attract enterprises and international organizations as customers for our products;
•our ability to expand our network with content consulting partners, delivery partners, and technology partners;
•the evolution of technology affecting our products and markets;
•our ability to introduce new products and enhance existing products and to compete effectively with competitors;
•our ability to successfully enter into new markets and manage our international expansion;
•the attraction and retention of qualified employees and key personnel;
•our ability to effectively manage our growth and future expenses and maintain our corporate culture;
•our anticipated investments in sales and marketing and research and development;
•our ability to maintain, protect, and enhance our intellectual property rights;
•our ability to successfully defend litigation brought against us;
•our ability to maintain data privacy and data security;
•the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•our ability to comply with modified or new laws and regulations applying to our business;
•our reduced ability to leverage resources at SAP as an independent company from SAP; and
•the increased expenses associated with being an independent public company.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” in our Annual Report and Quarterly Reports incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in or incorporated by reference in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and other subsequent filings made with the SEC, which are incorporated by reference into this prospectus.
The risks and uncertainties incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

USE OF PROCEEDS
We will not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders.

The selling stockholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the shares of Class A common stock and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

DIVIDEND POLICY
We currently do not anticipate declaring any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and the consent of the holders of our Class B common stock pursuant to our amended and restated certificate of incorporation, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Holders of our Class A common stock and our Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our board of directors. See “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Dividend Rights.”

SELLING STOCKHOLDERS
The selling stockholders named below may offer and sell from time to time in the future up to an aggregate of 24,142,065 shares of our Class A common stock. The term “selling stockholders” includes the stockholder listed in the table below and its pledgees, transferees or other successors-in-interest.
We are registering these 24,142,065 shares of our Class A common stock for sale by the selling stockholders named below pursuant to the Merger Agreement with Clarabridge. Upon the consummation of the transactions contemplated by the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of approximately $1.125 billion, subject to certain adjustments, in the form of shares of our Class A common stock and cash, as provided by the Merger Agreement. We also agreed to register the shares of Class A common stock issued in connection with the acquisition for resale. Certain of the shares being registered are subject to holdbacks, as provided for in the Merger Agreement. Pursuant to joinder and lockup agreements signed by the selling stockholders, they agreed to only sell up to one-third of their shares when the registration statement is declared effective, up to an additional one-third 30 calendar days after the registration statement is declared effective, and the final one-third 60 calendar days after the registration statement is declared effective, all subject to adjustment for certain blackout periods that may occur under the Merger Agreement.
The following table sets forth information as of October 1, 2021, regarding the beneficial ownership of shares of our Class A common stock held by the selling stockholders and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. We have prepared the following table based on information given to us by, or on behalf of, the selling stockholders on or before the date hereof with respect to the beneficial ownership of the shares of our common stock held by the selling stockholders as of the date hereof. We have not independently verified this information.
Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. We have based our calculation of the percentage of beneficial ownership of the selling stockholders, both before and after the offering, on 117,719,582 shares of Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of October 1, 2021. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the persons named below.

	Beneficial Ownership Before the Offering					Beneficial Ownership After the Offering(1)
	Class A Common Stock		Total Common Stock	Total Voting Power Before the Offering	Number of shares offered	Class A Common Stock		Total Common Stock	Total Voting Power After the Offering
Name of Selling Stockholders	Shares	%	%	%†		Shares	%	%	%†
Summit Partners Reinvestment Fund, L.P.(2)	4,950,801	4.2%	*	*	4,950,801	—	—	—	—
General Catalyst Group VI, L.P.(3)	4,480,177	3.8%	*	*	4,480,177	—	—	—	—
Boulder Ventures IV (Annex), L.P.	1,728,400	1.5%	*	*	1,728,400	—	—	—	—
Intersouth Partners VII, L.P.	1,503,251	1.3%	*	*	1,503,251	—	—	—	—
BrownSavano Direct Capital Partners, LP	1,017,318	*	*	*	1,017,318	—	—	—	—
Sanjeev Kumar Bansal	732,132	*	*	*	732,132	—	—	—	—
Grotech Partners VII, L.P.	678,134	*	*	*	678,134	—	—	—	—
Folke Lemaitre	675,407	*	*	*	675,407	—	—	—	—
Trio Lee Partners, LLC(3)	598,357	*	*	*	598,357	—	—	—	—
Summit-TRIO, LLC(2)	588,047	*	*	*	588,047	—	—	—	—
Harbert Venture Partners II, L.P.	521,282	*	*	*	521,282	—	—	—	—
Commonfund Capital Venture Partners X, L.P.	507,980	*	*	*	507,980	—	—	—	—
Mark C. Bishof & Jaquelin Taylor Bishof Joint Tenants by the Entirety	487,454	*	*	*	487,454	—	—	—	—
Yuchun Lee	370,786	*	*	*	370,786	—	—	—	—
All other selling stockholders who beneficially own, in the aggregate, less than 1% of our common stock (4)	5,305,340	4.5%	*	*	5,302,539	2,801	*	*	*
*    Represents less than one percent (1%).
†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.
(1)Assumes all shares offered by the selling stockholders hereby are sold and that the selling stockholders buy or sell no additional shares of common stock prior to the completion of this offering.
(2)Summit Partners, L.P. is the sole shareholder of Summit Partners RF, LLC, which is the general partner of Summit Partners RF, L.P., which is the general partner of Summit Partners Reinvestment Fund, L.P. Summit Partners, L.P., through a three-person investment committee, currently comprised of Peter Y. Chung, Bruce R. Evans and Martin J. Mannion, has voting and dispositive authority over any shares held by Summit Partners Reinvestment Fund, L.P. and Summit-TRIO, LLC. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by Summit Partners Reinvestment Fund, L.P. and/or Summit-TRIO, LLC. Each of Peter Y. Chung, Bruce R. Evans and Martin J. Mannion disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(3)General Catalyst Group VI, L.P. may be deemed to beneficially own shares held by Trio Lee Partners, LLC through its direct or indirect ownership of Trio Lee Partners, LLC. Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja hold final voting or investment power over any shares held by General Catalyst Group VI, L.P. and Trio Lee Partners, LLC. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the securities held of record by Catalyst Group VI, L.P. and/or Trio Lee Partners, LLC. Each of Kenneth Chenault, Joel E. Cutler, David P. Fialkow and Hemant Taneja disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)Certain of these selling stockholders were former employees of Clarabridge and are now employed by us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 1, 2021, for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock (by number or by voting power).
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership on 117,719,582 shares of our Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of October 1, 2021. We have deemed shares of our common stock subject to restricted stock units, or RSUs, for which the service condition has been satisfied or would be satisfied within 60 days of October 1, 2021 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604.

	Beneficial Ownership Before the Offering					Beneficial Ownership After the Offering
	Class A Common Stock		Class B Common Stock		Total Voting Power Before the Offering	Class A Common Stock		Class B Common Stock		Total Voting Power After the Offering
Name of Beneficial Owner	Shares	%	Shares	%	%†	Shares	%	Shares	%	%†
Directors and Named Executive Officers:
Ryan Smith(1)	6,400,840	5.4%	—	—	*	6,400,840	5.4%	—	—	*
Zig Serafin(2)	221,365	*	—	—	*	221,365	*	—	—	*
John Thimsen(3)	75,354	*	—	—	*	75,354	*	—	—	*
Bill McMurray(4)	68,512	*	—	—	*	68,512	*	—	—	*
Egon Durban	—	—	—	—	—	—	—	—	—	—
Sindhu Gangadharan	—	—	—	—	—	—	—	—	—	—
Christian Klein	—	—	—	—	—	—	—	—	—	—
Luka Mucic	—	—	—	—	—	—	—	—	—	—
Scott Russell	—	—	—	—	—	—	—	—	—	—
Donald J. Paoni	—	—	—	—	—	—	—	—	—	—
Kelly Steckelberg	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (13 persons)(5)	6,841,719	5.8%	—	—	*	6,841,719	5.8%	—	—	*
5% Stockholders:
SAP SE(6)	—	—	423,170,610	100.0%	97.3%	—	—	423,170,610	100.0%	97.3%
Silver Lake Group, L.L.C.(7)	22,736,074	19.3%	—	—	*	22,736,074	19.3%	—	—	*

*    Represents less than one percent (1%).

†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.

(1)Consists of (i) 6,000,000 shares of Class A common stock held by Q II, LLC, an entity controlled by Mr. Smith, our Founder and Executive Chair, (ii) 238,677 shares of Class A common stock held by Mr. Smith and (iii) 162,163 shares of Class A common stock subject to RSUs held by Mr. Smith that have vested or will vest and that will settle within 60 days of October 1, 2021. The address for Q II, LLC is 105 South State Street #513, Orem, Utah 84058.
(2)Consists of (i) 79,190 shares of Class A common stock held by Mr. Serafin and (ii) 142,175 shares of Class A common stock subject to RSUs held by Mr. Serafin that have vested or will vest and that will settle within 60 days of October 1, 2021.
(3)Consists of (i) 73,269 shares of Class A common stock held by Mr. Thimsen and (ii) 2,085 shares of Class A common stock subject to RSUs held by Mr. Thimsen that have vested or will vest and that will settle within 60 days of October 1, 2021.
(4)Consists of (i) 64,345 shares of Class A common stock held by Mr. McMurray and (ii) 4,167 shares of Class A common stock subject to RSUs held by Mr. McMurray that have vested or will vest and that will settle within 60 days of October 1, 2021.
(5)Consists of (i) 6,520,394 shares of Class A common stock held of record by our current directors, executive officers, and entities affiliated with our directors and executive officers, and (ii) 321,325 shares of Class A common stock subject to RSUs held by our directors and executive officers that have vested or will vest and that will settle within 60 days of October 1, 2021.
(6)Consists of 423,170,610 shares of Class B common stock held by SAP America, Inc., a wholly owned subsidiary of SAP SE. The address for SAP SE is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany.
(7)Consists of (i) 22,518,484 shares of Class A common stock held by SLP Quartz Aggregator, L.P., or SLP Quartz, (ii) 201,489 shares of Class A common stock held by Silver Lake Partners VI DE (AIV), L.P., or SLP VI, and (iii) 16,101 shares of Class A common stock held by Silver Lake Technology Investors VI, L.P., or SLTI VI. The general partner of SLP Quartz is SLP VI Aggregator GP, L.L.C., or Quartz GP. The general partner of each of SLP VI and SLTI VI and the managing member of Quartz GP is Silver Lake Technology Associates VI, L.P., or SLTA. The general partner of SLTA is SLTA VI (GP), L.L.C., or SLTA GP. The managing member of SLTA GP is Silver Lake Group, L.L.C. The address for each of these entities is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

PLAN OF DISTRIBUTION
The selling stockholders and any of their respective pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our Class A common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through the writing of options on the shares;
•to cover short sales made after the date that this registration statement is declared effective by the SEC;
•broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share; and
•a combination of any such methods of sale.
The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.
The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of our Class A common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.
In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
We are required to pay all fees and expenses incident to the registration of the shares to be offered and sold pursuant to this prospectus, but excluding brokerage commissions or underwriter discounts.
The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then such selling stockholder will not be permitted to engage in short sales of our Class A common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then such selling stockholder will not be permitted to engage in a short sale of our Class A common stock. All of these limitations may affect the marketability of the shares.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
If any selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of Class A common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between such selling stockholder and the broker-dealer.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock and of our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed with the SEC, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 3,100,000,000 shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as Class A common stock;
•1,000,000,000 shares are designated as Class B common stock; and
•100,000,000 shares of undesignated preferred stock.
As of October 1, 2021, SAP, Silver Lake and Q II owned 78.4%, 4.2% and 1.1%, respectively, of our common stock and no shares of preferred stock have been designated or are outstanding. Upon completion of this offering, there will be outstanding 117,719,582 shares of Class A common stock, 423,170,610 shares of Class B common stock and no shares of preferred stock.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time. See “Dividend Policy.”
Voting Rights
Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to the conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus, the holders of Class A common stock and Class B common stock have identical rights. Subject to any rights of any series of preferred stock to elect directors, the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. In the event that the rights of any series of preferred stock would preclude the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director.
Delaware law would require either holders of our Class A common stock or Class B common stock to vote separately as a single class if a proposed amendment to our amended and restated certificate of incorporation would (i) increase or decrease the par value of such class or (ii) alter or change the powers, preferences, or special rights of such class in a manner that affected its holders adversely. Our amended and restated certificate of incorporation provides that the number of authorized shares of our Class A common stock, Class B common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the common stock and that no vote of the holders of our Class A common stock, Class B common stock or preferred stock voting separately as a class will be required therefor.
Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.
Conversion
If all or any portion of our Class B common stock is distributed in a transaction that is intended to be tax-free for U.S. federal income tax purposes, or a Distribution, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any Distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by SAP to any party that is not beneficially owned by SAP. If a Distribution has not occurred, each share of Class B common stock will also automatically convert into a share of Class A common stock at such time as the number of shares of common stock owned by SAP falls below 20% of the outstanding shares of our common stock. All conversions will be effected on a share-for-share basis.
Fully Paid and Non-Assessable
In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued pursuant to this offering will be fully paid and non-assessable.
Approval Rights of Holders of Class B Common Stock
In addition to any other vote required by law or by our amended and restated certificate of incorporation, until the first date on which SAP ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one of more of our wholly owned subsidiaries are the only parties;

•issue any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to, or purchase any debt securities of, any person in excess of $50 million;
•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;
•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Preferred Stock
Our board of directors is authorized, subject to the approval of our Class B stockholders and subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.
Restricted Stock Units
The holders of outstanding restricted stock units in respect of shares of our Class A common stock are entitled to receive shares of our Class A common stock upon the achievement of certain performance goals and/or continued employment with us through a specified vesting period, as applicable. As of October 1, 2021, there were 79,396,681 outstanding restricted stock units in respect of shares of our Class A common stock.

Options
In connection with the Acquisition, on October 1, 2021, we assumed outstanding options to purchase shares of Clarabridge common stock, whether vested or unvested, and converted such options into options to purchase shares of our Class A common stock, with such converted options being referred to as the Assumed Options. The holders of the Assumed Options are entitled to receive shares of our Class A common stock, subject to the same terms and conditions that applied to the corresponding awards prior to the Acquisition. As of October 1, 2021, there were Assumed Options covering 3,203,885 shares of our Class A common stock.
Registration Rights
We have entered into a stockholders’ agreement with SAP, Q II and Silver Lake which, among other things, provides for specified registration and other rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake.
Pursuant to the terms of the Merger Agreement, we agreed to register certain of the Acquisition Shares for resale on a registration statement within 15 days from closing of the Acquisition and maintain effectiveness for 12 months from closing, or such earlier time as all of such Acquisition Shares have been sold or are no longer outstanding.
Anti-Takeover Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder, and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:
Board of Directors; Vacancies. Our board of directors will consist of not less than five directors, with the exact number to be determined by the board of directors.
Any director may be removed from office at any time, without cause, by the affirmative vote of the holders of our common stock representing at least a majority of the votes entitled to be cast on the election of such director.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Dual-Class Common Stock. As described above in the section titled “—Class A Common Stock and Class B Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.
To be in proper written form, a stockholder’s notice must set forth as to each matter of business the stockholder intends to bring before our annual meeting of stockholders: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any controlling stockholder or beneficial owner of stockholder’s shares, or a Stockholder Associated Person, (3) the class and number of our shares that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to our securities, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to our securities, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of our voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice must be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date.
To be in proper written form, a stockholder’s notice, as it relates to director nominations at annual meetings, must set forth: as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address, and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the information required to be provided pursuant to clauses (3) and (4) of the prior paragraph with respect to the nominee, (4) a description of all arrangements or understandings between or among any of the stockholder, each nominee, and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (5) a written statement executed by the nominee acknowledging that, as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (6) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In addition, to be in proper written form, a stockholder’s notice must (i) provide, with respect to such stockholder, the information required to be provided pursuant to clauses (2) through (5) in the prior paragraph, and be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) in the prior paragraph as of the record date (except that the references to “business” in such clauses shall instead refer to nominations of directors) and (ii) a statement whether either such stockholder will deliver a proxy statement and form of proxy to holders at least the percentage of the Company’s voting shares reasonably believed by such stockholder to be necessary to elect such nominee(s).
These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that until such time as SAP ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as SAP ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by (1) our Executive Chair or Chief Executive Officer, (2) a majority of directors then in office, or (3) SAP, so long as SAP is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. No business other than that stated in the notice of a special meeting may be transacted at such special meetings. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter Provisions. Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP, certain provisions of our amended and restated certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and SAP, the consent of SAP as the holder of our Class B common stock, our amended and restated bylaws, our board of directors and the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.
The board of directors may from time to time make, amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Once SAP ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our amended and restated certificate of incorporation provides that the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
The foregoing provisions will make it more difficult for our existing stockholders, other than holders of our Class B common stock, to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders, other than the holders of our Class B common stock, or another party to effect a change in management.
These provisions, including the dual-class structure of our common stock, are intended to preserve SAP’s control after completion of our initial public offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forums. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities
In order to address potential conflicts of interest between us and SAP with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve SAP and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with SAP. In general, these provisions recognize that we and SAP may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of SAP serving as our directors.
Our amended and restated certificate of incorporation provides that SAP will have the right to, and shall have no duty to refrain from:
•engaging in the same or similar business activities or lines of business as us;
•doing business with any of our clients or customers; or
•employing or otherwise engaging any of our officers or employees.
Our amended and restated certificate of incorporation provides that if SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and SAP, SAP will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. SAP will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that SAP acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.
If one of our directors or officers who is also a director or officer of SAP learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP, our amended and restated certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:
•where an opportunity is offered to a Qualtrics director (but not an officer) who is also a director or officer of SAP, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics director;
•where an opportunity is offered to a Qualtrics officer who is also an SAP officer, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics officer;
•where an opportunity is offered to a Qualtrics officer who is also a director (but not an officer) of SAP, Qualtrics will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an SAP director; and
•where one of our officers or directors, who also serves as a director or officer of SAP, learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that SAP pursues or acquires that corporate opportunity for itself.
The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and SAP.
For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SAP or its officers or directors will be brought into conflict with our self-interest.
The corporate opportunity provisions in our amended and restated certificate of incorporation will continue in effect until the later of (1) SAP ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no Qualtrics officer or director is also an officer or director of SAP. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to corporate opportunities that are described above.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A and Class B common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “XM.”

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of our Class A common stock in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time, which could make it more difficult for you to sell your shares of Class A common stock at a time and price that you consider appropriate, and could impair our ability to raise equity capital or use our Class A common stock as consideration for acquisitions of other businesses, investments or other corporate purposes in the future.
Immediately upon the completion of this offering, we will have a total of 117,719,582 shares of our Class A common stock outstanding and 423,170,610 shares of our Class B common stock outstanding, all of which will be owned by SAP. All shares of our Class A common stock to be sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.
All of our Class B common stock are deemed “restricted securities” as defined in Rule 144 under the Securities Act. These restricted securities, and the shares of Class A common stock into which the outstanding shares of our Class B common stock are convertible, may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rule is summarized below.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a holder of restricted securities who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up restrictions described above, within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal 1,177,196 shares immediately after this offering; or
•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Registration Rights
We have entered into a stockholders’ agreement with SAP America, Q II and Silver Lake in which we granted SAP America, Q II and Silver Lake and their respective permitted transferees specified demand and/or piggyback registration rights with respect to the shares of our Class A common stock (including shares issuable upon any conversion of Class B common stock) and shares of our Class B common stock held by them from time to time. 28,518,484 outstanding shares of Class A common stock and all 423,170,610 outstanding shares of Class B common stock are entitled to such registration rights, which will constitute approximately 83.5% of our outstanding shares. Subject to the lock-up restrictions entered into in connection with our initial public offering, SAP America and

Silver Lake and their respective permitted transferees have the right to require us from time to time to use our reasonable best efforts to effect registrations at any time, subject to customary restrictions. In addition, if we propose to register any of our equity securities for public sale, except in specified circumstances, we are required to give SAP America, Q II and Silver Lake and their respective permitted transferees the right to include shares of our Class A common stock and Class B common stock in the registration. The registration rights will be subject to customary notice requirements, timing restrictions and volume limitations that may be imposed by the underwriters of an offering.

LEGAL MATTERS
The validity of the shares of our Class A common stock being offered by this prospectus is being passed upon for us by Shearman & Sterling LLP, New York, New York.
EXPERTS
The consolidated financial statements of Qualtrics International Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the method of accounting for leases due to the adoption of a new standard as of January 1, 2019.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.Qualtrics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on March 9, 2021, including the information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on April 5, 2021;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 that we filed with the SEC on May 6, 2021 and August 3, 2021, respectively;
•our Current Reports on Form 8-K filed with the SEC on May 25, 2021, July 29, 2021, August 3, 2021, August 20, 2021, September 2, 2021, September 15, 2021 and October 1, 2021; and

•the description of our common stock contained in our Registration Statement on Form 8-A12B filed with the SEC on January 27, 2021, including any amendments or reports filed for the purpose of updating such description.
In addition, all reports and other documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any others subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. These documents will be provided to you by contacting:

Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604